Exhibit 3.1

Certificate of Amendment
to
Certificate of Incorporation
of
Dataram Corporation

Pursuant to the provisions of Section 14-A:9-2(4) and Section 14.A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1.     The name of the corporation is “Dataram Corporation.”

2.     The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 13th day of March, 2013.

Resolved, that the Certificate of Incorporation be amended to read as follows:

“SIXTH: The total number of shares of common stock that may be issued by the Company is 54,000,000 shares, each having a par value of$1.00.

All or any part of said shares of common stock may be issued by the Company, from time to time, for such consideration as may be fixed by the Board of Directors as provided by law.

Upon this Certificate of Amendment of the Certificate of Incorporation of the Company becoming effective pursuant to the New Jersey Business Corporation Act (the “Effective Time”), each share of common stock of the Company, no par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall without further action on the part of the Corporation or any holder of Old Common Stock automatically be reclassified as one-sixth of a share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by six (6); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified pursuant hereto. In all cases, fractional shares resulting from the reclassification will be rounded up to the nearest whole share.

3.     The number of shares outstanding at the time of the adoption of the amendment was: 10,521,755. The total number of shares entitled to vote thereon was: 10,521,755 shares of Common Stock.

4.     The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment: 7,227,866.

Number of Shares Voting Against Amendment: 1,324,620.

Resolved, that Restated Articles of the Certificate of Incorporation be amended to read as follows:

5. Upon this Certificate of Amendment of the Certificate of Incorporation of the Company becoming effective pursuant to the New Jersey Business Corporation Act (the “Effective Time”), each share of common stock of the Corporation, $1.00 par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall without further action on the part of the Corporation or any holder of Old Common Stock automatically be reclassified as one-sixth of a share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by six (6); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified pursuant hereto. In all cases, fractional shares resulting from the reclassification will be rounded up to the nearest whole share.

6.     This Certificate of Amendment shall become effective immediately upon filing with the State of New Jersey.

By: /s/ John H. Freeman

Name: John H. Freeman

Title: President

Dated this 13th day of March, 2013

May be executed by the Chairman of the Board, or the President or a Vice President of the Corporation